Exhibit 5

January 23, 2004

Manpower Inc.

5301 North Ironwood Road

Milwaukee, Wisconsin 53217

Ladies and Gentlemen:

We have acted as your counsel in connection with the filing by Manpower Inc., a Wisconsin corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) in connection with the offering of up to 1,961,634 shares (the “Shares”) of common stock of the Company, $0.01 par value (the “Common Stock”), that are to be issued as a result of the Company’s assumption of options issued under the Right Management Consultants, Inc. 1993 Stock Option Plan, as amended and the Right Management Consultants Inc. Amended and Restated Directors’ Stock Option Plan (the “Plans”).

In connection with this opinion, we have examined the Plans, the Registration Statement, the Company’s Amended and Restated Articles of Incorporation and Amended and Restated By-Laws, each as amended to date, certain resolutions of the Company’s Board of Directors, and such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based on the foregoing, we are of the opinion that the Shares are duly authorized and, upon issuance in accordance with the Plans and the Registration Statement, will be validly issued, fully paid and nonassessable, subject to Section 180.0622(2)(b) of the Wisconsin Statutes, or any successor provision.

Section 180.0622(2)(b) of the Wisconsin Statutes provides that shareholders of a corporation may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months’ service in the case of any individual employee.  Certain Wisconsin courts have interpreted “par value” to mean the full amount paid by the purchaser of shares upon issuance thereof.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended or within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.